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                                                                     EXHIBIT 5.1



                               RUTAN & TUCKER, LLP
                         611 Anton Boulevard, Suite 1400
                          Costa Mesa, California 92626





                                  May 11, 1998




AMCOR Capital Corporation
52300 Enterprise Way
Coachella, California 92236



                               Re:        Form S-3 Registration Statement




Gentlemen:



           We have acted as counsel to AMCOR Capital Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3, as amended (the "Registration Statement") under the Securities Act of 1933, as amended, of 104,632 shares of the Company's common stock, $.002 par value (the "Shares"). The Shares are being offered for sale by stockholders of the Company (the "Selling Stockholders") identified in the Registration Statement.


           On the basis of such investigations as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Stockholders have been duly authorized and are fully paid and non-assessable and, upon the execution and delivery of certificates representing such Shares, the Shares will be validly issued.


           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.


                                            Very truly yours,

                                            /s/ RUTAN & TUCKER, LLP